StarInvest announces Buy Back up to 5,000,000 common shares.

MIDLAND, TX (June 16, 2009) - StarInvest Group, Inc (OTCBB: STIV) is pleased to announce, that its Board of Directors has approved a new plan to repurchase, from time to time, in the open market up to 5,000,000 shares of the Company's common stock. The timing and extent of the purchases will depend on market conditions.

Robert H. Cole Chief Executive Officer stated, "The Board's decision to approve the stock buyback plan reflects their confidence in the long-term prospects of the Company and our ability to enhance long-term shareholder value, as we develop our company and execute our business plan.

About STARINVEST

StarInvest owns and operates a stock transfer agency through its wholly owned subsidiary My Transfer Agency, LLC ("MTA"). MTA's seasoned management has been working for over 30 years with large established corporations as well as small emerging businesses, coupling today's technology with a personal touch, offering the convenience of a 24/7 online access through the security of a Full Web Encryption, as well as, a qualified and professional customer service. A full menu for financial services to MTA (www.mytransferagent.com) customers creates a long term partnership with its clients. STIV continues to look for companies complimentary to their core focus in the financial markets.